PROSPECTUS Dated November 14, 2005                  Pricing Supplement No. 40 to
PROSPECTUS SUPPLEMENT                      Registration Statement No. 333-129243
Dated November 14, 2005                                   Dated January 19, 2006
                                                                  Rule 424(b)(2)
                                 Morgan Stanley

                       GLOBAL MEDIUM-TERM NOTES, SERIES G
               Sterling Floating Rate Senior Bearer Notes Due 2008

                          ---------------------------

    We, Morgan Stanley, may not redeem these Global Medium-Term Notes, Series G Sterling Floating Rate Senior Bearer Notes Due 2008, which we refer to as the "notes," prior to the maturity date thereof other than under the circumstances described under "Description of Notes--Tax Redemption" in the accompanying prospectus supplement.

    Application will be made for the notes described herein to be admitted to the Official List of the Financial Services Authority (in its capacity as competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000) and to trading on the gilt-edged and fixed-interest market of the London Stock Exchange plc. No assurance can be given that such applications will be granted. Morgan Stanley accepts responsibility for the information contained in this pricing supplement, which, when read together with the Base Prospectus dated November 14, 2005 (which, for the avoidance of doubt, contains the prospectus and the prospectus supplement relating to the notes) describing the U.S. $30,950,247,612 Program for the Issuance of Global Medium-Term Notes, Series G of Morgan Stanley, contains all information that is material in the context of the issuance of the notes.

    This document constitutes the pricing supplement relating to the issuance of notes described herein. Terms used herein shall be deemed to be defined as such for the purposes of the Conditions set forth in the Base Prospectus referred to above. This pricing supplement is supplemental to and must be read in conjunction with such Base Prospectus.

    We will issue the notes only in bearer form, which form is further described under "Description of Notes--Forms of Notes" in the accompanying prospectus supplement. You may not exchange notes in bearer form at any time for notes in registered form.

    We describe the basic features of the notes in the section called "Description of Notes--Floating Rate Notes" in the accompanying prospectus supplement, subject to and as modified by the provisions described below.

Principal Amount:       (Sterling)350,000,000                  Interest Payment
Maturity Date:               January 25, 2008                  Period:                  Quarterly
Settlement Date                                                Interest Reset Dates:    Each interest payment date
(Original Issue Date):       January 25, 2006                  Interest Reset Period:   Quarterly
Interest Accrual Date:       January 25, 2006                  Interest
Issue Price:                 100%                              Determination Dates:     Each interest reset date
Specified Currency:          Pounds sterling ("(Sterling)")    Reporting Service:       LIBOR Telerate (Page 3750)
Redemption Percentage                                          Business Days:           London, TARGET and New York
at Maturity:                 100%                              Calculation Agent:       JPMorgan Chase Bank, N.A.
Base Rate:                   LIBOR                                                      (London Branch)
Spread (Plus or                                                Agent:                   Morgan Stanley & Co.
Minus):                      Plus 0.10%                                                 International Limited
Index Maturity:              Three months                      Denominations:           (Sterling)50,000, and increments of
Initial Interest Rate:       To be determined on the                                    (Sterling)1,000 thereafter
                             original issue date               Common Code:             024213935
Interest Payment                                               ISIN:                    XS0242139359
Dates:                       Each January 25, April 25, July   Other Provisions:        None
                             25 and October 25, commencing
                             April 25, 2006

      Terms not defined above have the meanings given to such terms in the accompanying prospectus supplement.


                                 MORGAN STANLEY

COMMERZBANK CORPORATES & MARKETS                                       WESTLB AG

BAYERN LB                                                            DANSKE BANK
IXIS CORPORATE & INVESTMENT BANK                      NATEXIS BANQUES POPULAIRES

Supplemental Information Concerning Plan of Distribution:

    On January 19, 2006, we agreed to sell to the managers listed in this pricing supplement, and they severally agreed to purchase, the principal amount of notes set forth opposite their respective names below at a net price of 99.90%, which we refer to as the "purchase price" for the notes. The purchase price equals the stated issue price of 100% less a combined management and underwriting commission of 0.10% of the principal amount of the notes.



                                                   Principal Amount
Name                                                  of Notes
----                                           ---------------------
Morgan Stanley & Co. International Limited     (pound)262,500,000
Commerzbank Aktiengesellschaft                         26,250,000
WestLB AG                                              26,250,000
Bayerische Landesbank                                   8,750,000
Danske Bank A/S                                         8,750,000
IXIS Corporate & Investment Bank                        8,750,000
Natexis Banques Populaires                              8,750,000
                                               ---------------------
Total                                          (pound)350,000,000
                                               =====================

European Union Transparency Obligations Directive

    The proposed European Union Transparency Obligations Directive (the "Directive") may be implemented in a manner which could be burdensome for companies such as us. In particular, we may be required to prepare financial statements in accordance with accounting standards other than U.S. GAAP. We are under no obligation to maintain the listing of the notes, and prospective purchasers of notes should be aware that, in circumstances where a listing of the notes by the UK Listing Authority would require preparation of financial statements in accordance with standards other than U.S. GAAP, or in any other circumstances where the Directive is implemented in a manner that, in our opinion, is burdensome, the notes may be de-listed. In such a case of de-listing, we may, but are not obliged to, seek an alternative listing for the notes on a stock exchange outside the European Union. However, if such an alternative listing is not available or is, in our opinion, burdensome, an alternative listing for the notes may not be considered. Although no assurance is made as to the liquidity of the notes as a result of listing by the UK Listing Authority, de-listing the notes may have a material effect on a noteholder's ability to resell the notes in the secondary market.